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OBSERVATIONS & QUESTIONS

OMGroup's proposition at this point appears to offer the use of software and services only; yet to be paid as if an equity partner on a future revenue streams of the earnings to be generated from these products; minus the risk

The larger question which exists is as to whether a service of this type would prove compelling to market participants and, if so, to which market segment. Current projections assuming coverage on both sides of trades and, exponential growth in clearing volumes need be adjusted to meet revisions in views. The US market is opening in spurts. The volume of trades and need for counter party clearing services may be affected greatly by this fact. (lowering the need in early years)

Further questions exist requiring analysis of competing services currently in the market, who are offering these services and their pricing strategies

Several questions exist surrounding the framework of the deal proposed:

     A. Perot Systems exclusivity over OM's Clearing Products and Services in US would appear compromised, at least in Calif, but existing arrangements with CAPX

     B. Perot Systems cost to manage counter party risk handling appears unrecognized & could significantly affect break-even projections

     C. Perot Systems costs for running the clearing process in the US are unknown and could significantly impact break even/-cash flow projections

     D. No information exists to place a value on OM's commitment to deliver, (operate?), support and maintain & further develop the clearing product & services according to US requirements

        1. The existing OM system does not appear to meet US market requirements

        2. OM's statement to "operate" is confusing given suggestion that Perot Systems will also "operate"

        3. It is unclear if OM intends to be paid again under a service fee for these services or will expect further payments for on-going services

        4. At this point no budget exists to understand the annual commitment or limits being set

     F. OM up front payment corresponding to 10% of estimated gross income over 5 years will require agreement as to what portion of the market will be covered by the service; what % of the market we will be serving; and, what will be the real size of the market and what will be the real speed of growth

     G. Calculations for OM receiving 50/50 continuous sharing of gross income
        - are these after adjustments for cumulative + or - ? At minimum, is this net of the 10% up front fee?

        Reviewing definitions and understanding of terms: in Norway does gross income = gross revenue?

RECOMMENDATIONS:

        The size of the market and OM's experience should cause us to look closely at this proposition before dismissing

        An initial workshop should be scheduled to:

            1. Agree a plan for investigating all critical assumptions underlying the basic market projections

            2. Agree a plan for investigating the need and interest of this type of service - which market segments

            3. Agree a plan for investigating "how" these needs are being met today and "at what cost?" from here we can develop a value proposition

       Prior to the workshop, discussions should be held to determine the willingness of OM Group to enter into commercial models more suited to reciprocity in weighing risk-reward

       We, Perot Systems, need to consider before these meetings what our limits would be and, what other partnering arrangements may be required that need be taken into consideration when shaping equity or risk positions